Evergreen
U.S. GOVERNMENT FUND
Semiannual Report as of October 31, 2002

table of contents

1	LETTER TO SHAREHOLDERS

4	FUND AT A GLANCE

6	PORTFOLIO MANAGER INTERVIEW

8	FINANCIAL HIGHLIGHTS

12	SCHEDULE OF INVESTMENTS

16	STATEMENT OF ASSETS AND LIABILITIES

17	STATEMENT OF OPERATIONS

18	STATEMENT OF CHANGES IN NET ASSETS

19	STATEMENT OF CASH FLOWS

20	NOTES TO FINANCIAL STATEMENTS

24	TRUSTEES AND OFFICERS

This semiannual report must be preceded or accompanied by a prospectus of the Evergreen fund contained herein. The prospectus contains more complete information, including fees and expenses, and should be read carefully before investing or sending money.

Mutual Funds:

NOT FDIC INSURED	MAY LOSE VALUE	NOT BANK GUARANTEED

Evergreen Investments(SM) is a service mark of Evergreen Investment Management Company, LLC. Copyright 2002.

Evergreen mutual funds are distributed by Evergreen Distributor, Inc.,
90 Park Avenue, 10th Floor, New York, NY 10016.

LETTER TO SHAREHOLDERS

December 2002

Dear Evergreen Shareholder:

We are pleased to provide the semiannual report for the Evergreen U.S. Government Fund, which covers the six-month period ended October 31, 2002.

Market analysis

The fixed income markets provided investors with a variety of outcomes over the past six months. Many different bonds alternately benefited and struggled from weaker than expected economic growth, fears of terror, potential war with Iraq, and investor mistrust of corporate America. These uncertainties caused many fixed income investors to seek the perceived safety of the United States government bond market. Indeed, the yield on the 10-year Treasury bond declined from approximately 5.4% in April to less than 3.6% in September, despite a federal budget deficit of more than $150 billion for fiscal year 2002. During that same time, the yield on the 30-year U.S. Treasury bond fell from 5.79% to 4.99%. For the rest of the Treasury market, the environment was also positive as yields fell and prices rose due to the slow recovery.

William M. Ennis President and Chief Executive Officer	Dennis H. Ferro President and Chief Investment Officer

Despite the significant drop in yields, the environment created challenges for the corporate bond market. The accounting scandals increased investor concerns about future corporate earnings, as did the slower than expected economy. As a result, investors demanded higher yield premiums for corporate bonds relative to their U.S. Treasury counterparts—a situation that caused corporate bonds to underperform other fixed income sectors.

These problems also translated into the high yield market. The weak recovery led to a high number of corporate defaults, resulting in widening spreads relative to Treasuries and falling prices for lower-quality issues.

LETTER TO SHAREHOLDERS continued

Investors in the mortgage-backed securities market also faced unsettled conditions. The huge decline in rates propelled significant mortgage refinancing activity. While good for consumers, the prepayment of mortgages is often difficult for investors in this market, because when mortgages are paid off prior to maturity, they are removed from portfolios, decreasing investors’ income streams.

Looking ahead, it appears the Federal Reserve Board is finished with its easing cycle. At the conclusion of its most recent Federal Open Market Committee meeting, the Fed lowered its target for the federal funds rate by a larger than expected 50 basis points. In addition, monetary policymakers switched their policy bias to neutral, indicating the risks to the economy are evenly balanced between weakness and inflation. With inflation still quite low, we expect rates to remain at current levels well into next year, enabling the economy to gather strength and solidify the recovery.

As clarity improves on the geopolitical front, and economic fundamentals improve, we would expect Treasury yields to begin a gradual climb from the 40-year lows experienced in 2002. We remain optimistic that corporate and mortgage-backed securities sectors may provide attractive total returns as spreads narrow relative to Treasuries and demand improves for these issues. Opportunities in this environment may also improve for investors in the high yield market, since they trade similar to equities and are most leveraged for an economic recovery.

Diversification remains important

An environment like the past six months offers many reasons for building and maintaining a diversified portfolio rather than making investment decisions based on anticipated market movements. Exposure to various types of investments should remain a key component of a well-balanced portfolio. Establishing a Systematic Investment Plan* (SIP) can also be an effective tool to help you achieve your investment goals. As with all investment decisions, remember to consult your financial advisor to develop a strategy that will support your long-term objectives.

*	A regular investment program neither provides assurance of making a profit nor guarantees against loss in a declining market. You should consider your ability to make regular investments through periods of fluctuating price levels before choosing any regular investment plan.

2

LETTER TO SHAREHOLDERS continued

Please visit our newly enhanced Web site, EvergreenInvestments.com, for more information about our funds and other investment products available to you. From the Web site, you can also access our quarterly online shareholder newsletter, Evergreen Events, through the “About Evergreen Investments” menu tab. Thank you for your continuing support of Evergreen Investments.

William M. Ennis
President and Chief Executive Officer
Evergreen Investment Company, Inc.

Dennis H. Ferro
President and Chief Investment Officer
Evergreen Investment Management Company, LLC

FUND AT A GLANCE

as of October 31, 2002

“The U.S. government securities market was generally favorable for investors during the six-month period. Because of sluggish economic growth and a weak equity market, investors tended to avoid risk and sought the relative safety of fixed income securities.”

MANAGEMENT TEAM

Lisa Brown Premo
Customized Fixed Income Team Lead Manager

PERFORMANCE AND RETURNS(1)

Portfolio Inception Date: 1/11/1993
Class Inception Date	Class A 1/11/1993	Class B 1/11/1993	Class C 9/2/1994	Class I 9/2/1993

6-month return with sales charge	0.48%	0.13%	3.13%	N/A

6-month return w/o sales charge	5.53%	5.13%	5.13%	5.66%

Average Annual Return*

1 year with sales charge	-0.37%	-1.19%	1.81%	N/A

1 year w/o sales charge	4.58%	3.81%	3.81%	4.84%

5 year	5.50%	5.41%	5.73%	6.79%

Since Portfolio Inception	5.86%	5.64%	5.72%	6.63%

Maximum Sales Charge	4.75%	5.00%	2.00%	N/A

	Front End	CDSC	CDSC

30-day SEC yield	2.98%	2.38%	2.38%	3.38%

6-month income dividends per share	$0.19	$0.15	$0.15	$0.20

*	Adjusted for maximum applicable sales charge, unless noted.

CURRENT INVESTMENT STYLE (2)

(1) Past performance is no guarantee of future results. The investment return and principal value of an investment will fluctuate so that investors’ shares, when redeemed, may be worth more or less than their original cost. The performance of each class may vary based on differences in loads, fees and expenses paid by the shareholders investing in each class. Performance includes the reinvestment of income dividends and capital gain distributions. Performance shown does not reflect the deduction of taxes that a shareholder would pay on fund distributions or the redemption of fund shares.

Historical performance shown for Classes C and I prior to their inception is based on the performance of Class A, one of the original classes offered along with Class B. The historical returns for Classes C and I have not been adjusted to reflect the effect of each class’ 12b-1 fee. These fees are 0.25% for Class A and 1.00% for Classes B and C. Class I does not pay a 12b-1 fee. If these fees had been reflected, returns for Class C would have been lower while returns for Class I would have been higher. Returns reflect expense limits previously in effect for all classes, without which returns would have been lower.

(2) Source: 2002 Morningstar, Inc.

Morningstar’s Style Box is based on a portfolio date as of 9/30/2002.

The fixed income Style Box placement is based on a fund’s average effective maturity or duration and the average credit rating of the bond portfolio.

FUND AT A GLANCE continued

LONG-TERM GROWTH

Comparison of a $10,000 investment in Evergreen U.S. Government Fund Class A shares,(1) versus a similar investment in the Lehman Brothers Intermediate Term Government Bond Index (LBITGBI) and the Consumer Price Index (CPI).

The LBITGBI is an unmanaged market index and does not include transaction costs associated with buying and selling securities, any mutual fund expenses or any taxes. The CPI is a commonly used measure of inflation and does not represent an investment return. It is not possible to invest directly in an index.

Class I shares are only offered to investment advisory clients of an investment advisor of an Evergreen fund (or its advisory affiliates), through special arrangements entered into on behalf of Evergreen funds with certain financial services firms, certain institutional investors and persons who owned Class Y shares in registered name in an Evergreen fund on or before December 31, 1994.

The fund’s investment objective is non-fundamental and may be changed without the vote of the fund’s shareholders.

U.S. government guarantees apply only to the underlying securities of the fund's portfolio and not to the fund’s shares.

All data is as of October 31, 2002, and subject to change.

PORTFOLIO MANAGER INTERVIEW

How did the fund perform?

The fund’s Class A shares had a total return of 5.53% for the six-month period ended October 31, 2002, excluding any applicable sales charges. During the same period, the Lehman Brothers Intermediate Term Government Bond Index (LBITGBI) returned 6.80%, while the median return of funds in the Lipper General U.S. Government Funds Classification was 6.11%. Lipper Inc. is an independent monitor of mutual fund performance.

PORTFOLIO CHARACTERISTICS

(as of 10/31/2002)

Total Net Assets	$643,845,704

Average Credit Quality*	AAA

Effective Maturity	5.5 years

Average Duration	3.4 years

*	Source: Standard & Poor’s

What was the investment environment like during the period?

The U.S. government securities market was generally favorable for investors during the six-month period. Because of sluggish economic growth and a weak equity market, investors tended to avoid risk and sought the relative safety of fixed income securities. Bond yields fell quickly and sharply to unpredictably low levels, making it challenging to position the fund while the investment environment was changing so rapidly. In the fixed income area, investors gravitated toward the most conservative investments. As a result, U.S. government securities were the best performing fixed income assets during the period.

How did you manage the fund?

We kept the fund’s duration longer than the benchmark LBITGBI. Duration measures a bond’s sensitivity to interest rate changes. In a declining interest rate environment, a longer duration benefits the fund because prices on longer-duration bonds have the potential to appreciate more than those on shorter-duration bonds that tend to be more stable.

We maintained substantial positions in mortgage-backed securities and corporate bonds. The mortgages in the fund were strong contributors to performance. We continue to expect strong relative performance from mortgages and will maintain an overweighted position, relative to the LBITGBI, in these securities.

We overweighted the fund, relative to its index, in corporate bonds. Unfortunately, corporate bonds were negatively affected by the problems associated with corporate governance. As a result, the fund’s allocation to the corporate sector was the primary reason for its underperformance. During the period, we pared back exposure to the corporate sector and plan to reduce it further over the next several weeks.

MATURITY BREAKDOWN

(as a percentage of 10/31/2002 market value of bonds)

0-1 years	6.6%

1-5 years	71.7%

5-10 years	11.6%

10-20 years	3.7%

20-30 years	6.4%

6

PORTFOLIO MANAGER INTERVIEW continued

What is your outlook for the next six months?

The recovery in the U.S. economy appears to be much slower than anticipated earlier in the year. Shortly after the close of this period, the Federal Reserve Board trimmed interest rates by 0.5% in an effort to stimulate economic growth. The Fed indicated that it has adopted a neutral position on monetary policy and that this most recent interest rate reduction is likely to be its last. Consequently, we expect to maintain a neutral duration with a bias toward shortening in anticipation of rising interest rates. We will also strive to continue positioning the fund to take advantage of investments that have higher yields than Treasuries. Higher-yielding securities are likely to include corporate bonds, agency securities and mortgage-backed securities.

FINANCIAL HIGHLIGHTS

(For a share outstanding throughout each period)

CLASS A	Six Months Ended October 31, 2002 (unaudited)		Year Ended April 30,

			2002(1)	2001	2000	1999	1998

Net asset value, beginning of period	$9.75		$9.59	$9.15	$9.63	$9.68	$9.39

Income from investment operations
Net investment income	0.23		0.48	0.54	0.55	0.56	0.61
Net realized and unrealized gains or losses on securities	0.31		0.16	0.44	(0.48)	(0.04)	0.29

Total from investment operations	0.54		0.64	0.98	0.07	0.52	0.90

Distributions to shareholders from Net investment income	(0.19)		(0.48)	(0.54)	(0.55)	(0.57)	(0.61)

Net asset value, end of period	$10.10		$9.75	$9.59	$9.15	$9.63	$9.68

Total return(2)	5.53%		6.76%	10.98%	0.79%	5.39%	9.78%

Ratios and supplemental data
Net assets, end of period (thousands)	$149,799		$141,838	$108,073	$91,123	$48,091	$40,136
Ratios to average net assets
Expenses(3)	0.93	%(4)	0.96%	1.00%	0.97%	0.95%	1.03%
Net investment income	4.49	%(4)	4.91%	5.71%	5.89%	5.68%	6.25%
Portfolio turnover rate	72%		121%	86%	58%	98%	21%

(1)	As required, effective May 1, 2001, the Fund adopted the provisions of the AICPA Audit and Accounting Guide, Audits of Investment Companies, and began amortizing premium on its fixed-income securities. The effects of this change for the year ended April 30, 2002 was a decrease in net investment income per share of $0.01; an increase in net realized gains or losses per share of $0.01; and a decrease to the ratio of net investment income to average net assets of 0.22%. The above per share information, ratios and supplemental data for the periods prior to May 1, 2001 have not been restated to reflect this change in presentation.

(2)	Excluding applicable sales charges

(3)	The ratio of expenses to average net assets excludes expense reductions but includes fee waivers.

(4)	Annualized

See Notes to Financial Statements 8

FINANCIAL HIGHLIGHTS

(For a share outstanding throughout each period)

CLASS B	Six Months Ended October 31, 2002 (unaudited)(1)		Year Ended April 30,

			2002(2)	2001	2000	1999	1998

Net asset value, beginning of period	$9.75		$9.59	$9.15	$9.63	$9.68	$9.39

Income from investment operations
Net investment income	0.19		0.42	0.47	0.48	0.49	0.53
Net realized and unrealized gains or losses on securities	0.31		0.15	0.44	(0.48)	(0.05)	0.29

Total from investment operations	0.50		0.57	0.91	0	0.44	0.82

Distributions to shareholders from Net investment income	(0.15)		(0.41)	(0.47)	(0.48)	(0.49)	(0.53)

Net asset value, end of period	$10.10		$9.75	$9.59	$9.15	$9.63	$9.68

Total return(3)	5.13%		5.97%	10.15%	0.03%	4.60%	8.96%

Ratios and supplemental data
Net assets, end of period (thousands)	$60,747		$47,016	$65,533	$82,665	$122,919	$130,576
Ratios to average net assets
Expenses(4)	1.68	%(5)	1.71%	1.75%	1.71%	1.71%	1.78%
Net investment income	3.72	%(5)	4.18%	4.98%	5.11%	4.99%	5.56%
Portfolio turnover rate	72%		121%	86%	58%	98%	21%

(1)	Net investment income per share is based on average shares outstanding during the period.

(2)	As required, effective May 1, 2001, the Fund adopted the provisions of the AICPA Audit and Accounting Guide, Audits of Investment Companies, and began amortizing premium on its fixed-income securities. The effects of this change for the year ended April 30, 2002 was a decrease in net investment income per share of $0.01; an increase in net realized gains or losses per share of $0.01; and a decrease to the ratio of net investment income to average net assets of 0.22%. The above per share information, ratios and supplemental data for the periods prior to May 1, 2001 have not been restated to reflect this change in presentation.

(3)	Excluding applicable sales charges

(4)	The ratio of expenses to average net assets excludes expense reductions but includes fee waivers.

(5)	Annualized

See Notes to Financial Statements 9

FINANCIAL HIGHLIGHTS

(For a share outstanding throughout each period)

CLASS C	Six Months Ended October 31, 2002 (unaudited)(1)		Year Ended April 30,

			2002(2)	2001	2000	1999	1998

Net asset value, beginning of period	$9.75		$9.59	$9.15	$9.63	$9.68	$9.39

Income from investment operations
Net investment income	0.18		0.41	0.47	0.48	0.49	0.53
Net realized and unrealized gains or losses on securities	0.32		0.16	0.44	(0.48)	(0.05)	0.29

Total from investment operations	0.50		0.57	0.91	0	0.44	0.82

Distributions to shareholders from Net investment income	(0.15)		(0.41)	(0.47)	(0.48)	(0.49)	(0.53)

Net asset value, end of period	$10.10		$9.75	$9.59	$9.15	$9.63	$9.68

Total return(3)	5.13%		5.97%	10.15%	0.03%	4.60%	8.96%

Ratios and supplemental data
Net assets, end of period (thousands)	$24,852		$14,212	$11,188	$4,740	$5,605	$5,697
Ratios to average net assets
Expenses(4)	1.68	%(5)	1.71%	1.74%	1.71%	1.70%	1.78%
Net investment income	3.69	%(5)	4.15%	4.90%	5.12%	4.97%	5.49%
Portfolio turnover rate	72%		121%	86%	58%	98%	21%

(1)	Net investment income per share is based on average shares outstanding during the period.

(2)	As required, effective May 1, 2001, the Fund adopted the provisions of the AICPA Audit and Accounting Guide, Audits of Investment Companies, and began amortizing premium on its fixed-income securities. The effects of this change for the year ended April 30, 2002 was a decrease in net investment income per share of $0.01; an increase in net realized gains or losses per shares of $0.01; and a decrease to the ratio of net investment income to average net assets of 0.22%. The above per share information, ratios and supplemental data for the periods prior to May 1, 2001 have not been restated to reflect this change in presentation.

(3)	Excluding applicable sales charges

(4)	The ratio of expenses to average net assets excludes expense reductions but includes fee waivers.

(5)	Annualized

See Notes to Financial Statements 10

FINANCIAL HIGHLIGHTS

(For a share outstanding throughout each period)

CLASS I(3)	Six Months Ended October 31, 2002 (unaudited)(1)		Year Ended April 30,
			2002(2)	2001	2000	1999	1998

Net asset value, beginning of period	$9.75		$9.59	$9.15	$9.63	$9.68	$9.39

Income from investment operations
Net investment income	0.24		0.50	0.56	0.57	0.59	0.63
Net realized and unrealized gains or losses on securities	0.31		0.16	0.44	(0.48)	(0.05)	0.29

Total from investment operations	0.55		0.66	1.00	0.09	0.54	0.92

Distributions to shareholders from Net investment income	(0.20)		(0.50)	(0.56)	(0.57)	(0.59)	(0.63)

Net asset value, end of period	$10.10		$9.75	$9.59	$9.15	$9.63	$9.68

Total return	5.66%		7.02%	11.25%	1.04%	5.66%	10.05%

Ratios and supplemental data
Net assets, end of period (thousands)	$408,449		$327,753	$263,619	$231,417	$222,876	$155,836
Ratios to average net assets
Expenses(4)	0.68	%(5)	0.71%	0.75%	0.71%	0.71%	0.78%
Net investment income	4.739	%(5)	5.16%	5.97%	6.12%	5.96%	6.55%
Portfolio turnover rate	72%		121%	86%	58%	98%	21%

(1)	Net investment income per share is based on average shares outstanding during the period.

(2)	As required, effective May 1, 2001, the Fund adopted the provisions of the AICPA Audit and Accounting Guide, Audits of Investment Companies, and began amortizing premium on its fixed-income securities. The effects of this change for the year ended April 30, 2002 was a decrease in net investment income per share of $0.01; an increase in net realized gains or losses per share of $0.01; and a decrease to the ratio of net investment income to average net assets of 0.22%. The above per share information, ratios and supplemental data for the periods prior to May 1, 2001 have not been restated to reflect this change in presentation.

(3)	Effective at the close of business on May 11, 2001, Class Y shares were renamed as Institutional shares (Class I).

(4)	The ratio of expenses to average net assets excludes expense reductions but includes fee waivers.

(5)	Annualized

See Notes to Financial Statements 11

SCHEDULE OF INVESTMENTS

October 31, 2002 (unaudited)
	Credit Rating ^	Principal Amount	Value

ASSET-BACKED SECURITIES 1.2%
Pinstripe I CDO, Ltd., Ser. 1A, Class B1, 2.85%,
05/01/2036 144A 	Aa3	$8,000,000	$7,867,500

COLLATERALIZED MORTGAGE OBLIGATIONS 26.5%
Credit Suisse First Boston Mtge. Securities Corp., Ser. 2002-FL1,
Class C, 3.12%, 01/11/2010	A2	6,000,000	6,013,615
DLJ Comml. Mtge. Corp., Ser. 1999-STF1, Class B2, 4.92%,
07/05/2008 144A 	Baa3	2,676,654	2,675,190
FHLMC:
Ser. 1933, Class PG, 6.15%, 12/15/2025	AAA	2,233,448	2,277,769
Ser. 2380, Class FL, 2.40%, 11/15/2031	AAA	25,288,599	25,384,822
Ser. 2395, Class FD, 2.40%, 05/15/2029	AAA	12,411,791	12,590,658
Ser. 2412, Class D, 5.50%, 12/15/2009	AAA	6,425,907	6,478,111
Ser. 2430, Class NB, 6.50%, 01/15/2027	AAA	12,500,000	12,998,984
Ser. 2481, Class FE, 2.80%, 03/15/2032	AAA	19,494,910	20,002,105
FNMA:
Ser. 2001-31, Class FJ, 2.31%, 04/25/2029	AAA	1,494,955	1,498,150
Ser. 2002-13, Class FE, 2.71%, 02/27/2031	AAA	4,741,024	4,792,536
Ser. 2002-67, Class FA, 2.80%, 11/25/2032	AAA	15,531,022	15,822,229
Ser. 2002-W10, Class A2, 4.70%, 08/25/2042	AAA	5,000,000	5,138,143
Ser. 2002-W5, Class A7, 6.25%, 08/25/2030	AAA	19,480,000	20,481,424
GE Capital Mtge. Svcs., Inc., Ser. 1996-2, Class B1, 7.00%,
02/25/2026	NR	3,273,325	3,331,312
GNMA, Ser. 2002-29, Class FA, 2.18%, 05/20/2032	AAA	5,729,899	5,735,061
Greenwich Capital Acceptance, Inc., Ser. 2001-Z, 6.36%,
06/12/2006 144A	Aa3	3,456,923	3,640,572
Lehman Brothers Floating Rate Comml. Mtge. Trust, Ser. 2002-LLFA,
Class G, FRN, 2.80%, 06/04/2017 144A	A	6,785,000	6,781,398
Morgan Stanley Dean Witter Capital I, Ser. 2002-HQ, Class A1,
4.59%, 04/15/2034	AAA	3,308,235	3,431,532
PNC Mtge. Securities Corp.:
Ser. 1998-4, Class CB3, 6.84%, 05/25/2028	NA	3,458,616	3,650,482
Ser. 1999-1, Class CB2, 6.77%, 03/25/2029	NA	3,217,595	3,427,322
Residential Funding Mtge. Securities, Ser. 1995-J4, Class 1, 6.80%,
05/28/2025 	AAA	4,181,997	4,337,515

Total Collateralized Mortgage Obligations			170,488,930

CORPORATE BONDS 7.1%
CONSUMER DISCRETIONARY 0.5%
Multi-line Retail 0.5%
Target Corp., 6.65%, 08/01/2028	A+	3,000,000	3,150,249

See Notes to Financial Statements

12

SCHEDULE OF INVESTMENTS continued

October 31, 2002 (unaudited)
	Credit Rating ^	Principal Amount	Value

CORPORATE BONDS continued
FINANCIALS 6.1%
Banks 2.5%
Banc America Large Loan, Inc., Class G, 3.31%,
01/27/2006 144A 	Ba2	$8,000,000	$7,545,000
Landesbank Baden Wurttemberg, 6.35%, 04/01/2012	AAA	5,000,000	5,528,920
MBNA America Bank, 6.75%, 03/15/2008 144A	BBB	2,750,000	2,832,668

			15,906,588

Diversified Financials 2.9%
Associates Corp., 6.00%, 07/15/2005	AA-	4,000,000	4,299,408
Boeing Capital Corp., 6.10%, 03/01/2011	A+	5,000,000	4,988,195
General Electric Capital Corp., 6.00%, 06/15/2012	AAA	4,000,000	4,256,888
Goldman Sachs Group, Inc., 7.80%, 01/28/2010	A+	2,000,000	2,286,024
Morgan Stanley Dean Witter, 6.60%, 04/01/2012	A+	3,000,000	3,266,046

			19,096,561

Insurance 0.7%
AIG SunAmerica Global Financing VI, 6.30%, 05/10/2011 144A	AAA	4,000,000	4,369,848

INFORMATION TECHNOLOGY 0.5%
Computers & Peripherals 0.5%
International Business Machines Corp., 7.00%, 10/30/2025	A+	2,850,000	3,136,636

Total Corporate Bonds			45,659,882

MORTGAGE-BACKED SECURITIES 56.3%
FHLMC:
2.875%, 09/15/2005	AAA	5,500,000	5,588,016
5.125%, 10/15/2008	AAA	4,000,000	4,327,156
5.25%, 01/15/2006	AAA	4,000,000	4,331,612
5.50%, TBA±±	AAA	17,000,000	17,127,500
5.625%, 03/15/2011	AAA	4,000,000	4,374,236
6.00%, TBA ±±	AAA	35,000,000	36,013,800
6.50%, 02/01/2010-08/01/2032	AAA	40,326,736	42,136,708
6.50%, TBA ±± #	AAA	46,300,000	48,326,356
7.00%, 12/01/2029-07/01/2032	AAA	11,554,122	12,069,853
7.00%, TBA ±±	AAA	9,000,000	9,396,540
7.50%, 05/01/2027-08/01/2028	AAA	6,997,035	7,419,501
9.00%, 01/01/2017	AAA	694,026	769,849
9.50%, 09/01/2020	AAA	231,068	257,553
10.00%, 12/01/2019-08/01/2021	AAA	254,001	290,909
10.50%, 12/01/2019	AAA	673,679	779,937
FNMA:
2.875%, 10/15/2005	AAA	5,000,000	5,070,255
5.50%, TBA #	AAA	10,000,000	10,278,100
6.00%, 02/01/2008-05/01/2011	AAA	1,038,546	1,094,605
6.00%, TBA±±	AAA	15,000,000	15,356,250

See Notes to Financial Statements 13

SCHEDULE OF INVESTMENTS continued

October 31, 2002 (unaudited)
	Credit Rating ^	Principal Amount	Value

MORTGAGE-BACKED SECURITIES continued
FNMA: continued
6.125%, 03/15/2012	AAA	$5,000,000	$5,620,700
6.24%, 01/29/2008	AAA	5,000,000	5,048,905
6.50%, 03/01/2012-08/15/2031	AAA	32,096,314	33,952,429
6.50%, TBA ±±	AAA	11,750,000	12,150,205
6.625%, 10/15/2007	AAA	10,000,000	11,532,940
7.00%, 11/01/2026-02/01/2032	AAA	1,472,910	1,540,205
7.50%, 07/01/2023-05/01/2027	AAA	3,848,331	4,101,426
9.50%, 06/01/2022	AAA	296,547	329,042
11.00%, 01/01/2016	AAA	307,269	349,137
11.25%, 02/01/2016	AAA	404,144	469,573
FRN, 1.625%, 01/01/2004 	AAA	18,881,119	18,870,794
GNMA:
6.00%, 11/15/2028	AAA	4,817,164	5,003,124
6.00%, TBA ±±	AAA	10,750,000	11,092,656
6.50%, 12/15/2025-02/15/2027	AAA	497,148	521,024
6.50%, TBA ±±	AAA	17,000,000	17,669,375
7.00%, 12/15/2022-03/15/2028	AAA	2,304,507	2,435,075
7.34%, 10/20/2021-09/20/2022	AAA	2,467,654	2,631,734
7.50%, 02/15/2022-08/15/2023	AAA	2,986,714	3,199,391
8.00%, 09/15/2009	AAA	59,896	64,622
8.50%, 02/15/2023	AAA	30,844	33,786
9.50%, 01/15/2019-02/15/2021	AAA	815,618	919,327
10.00%, 12/15/2018	AAA	241,572	277,672

Total Mortgage-Backed Securities			362,821,878

U.S. GOVERNMENT & AGENCY OBLIGATIONS 1.8%
SLMA, FRN, 2.39%, 01/25/2014	AAA	11,500,000	11,587,254

U.S. TREASURY OBLIGATIONS 20.5%
U.S. Treasury Bonds:
5.375%, 02/15/2031 ##	AAA	17,500,000	18,476,868
6.125%, 11/15/2027	AAA	7,000,000	7,961,408
7.50%, 11/15/2016-11/15/2024	AAA	12,000,000	15,620,323
8.00%, 11/15/2021	AAA	7,000,000	9,562,658
U.S. Treasury Notes:
2.125%, 08/31/2004 ##	AAA	25,000,000	25,226,925
2.25%, 07/31/2004	AAA	9,000,000	9,101,277
4.375%, 05/15/2007-08/15/2012	AAA	28,000,000	29,347,160
5.00%, 08/15/2011	AAA	5,000,000	5,447,960
6.50%, 08/15/2005	AAA	10,000,000	11,212,010

Total U.S. Treasury Obligations			131,956,589

See Notes to Financial Statements 14

SCHEDULE OF INVESTMENTS continued

October 31, 2002 (unaudited)
	Credit Rating ^	Principal Amount	Value

YANKEE OBLIGATIONS-CORPORATE 2.2%
FINANCIALS 2.2%
Banks 2.2%
Abbey National Plc, 6.69%, 10/17/2005	A+	$5,000,000	$5,556,055
ABN Amro Bank NV, 7.125%, 06/18/2007	A+	4,000,000	4,502,112
Santander Financial, 7.25%, 11/01/2015	A-	4,000,000	4,014,932

Total Yankee Obligations-Corporate			14,073,099

	Shares	Value

SHORT-TERM INVESTMENTS 10.2%
MUTUAL FUND SHARES 10.2%
Evergreen Institutional Money Market Fund ø ±	65,752,186	65,752,186

Total Investments (cost $793,822,608) 125.8%		810,207,318
Other Assets and Liabilities (25.8%)		(166,361,614)

Net Assets 100.0%		$643,845,704

^	Credit ratings are unaudited and rated by Moody’s Investors Service where Standard and Poor’s ratings are not available.

144A	Security that may be sold to qualified institutional buyers under Rule 144A of the Securities Act of 1933, as amended.This security has been determined to be liquid under the guidelines established by the Board of Trustees.

ø	The advisor of the fund and the advisor of the money market fund are each a division of Wachovia Corporation.

	No market quotation available. Valued at fair value as determined in good faith under procedures established by the Board of Trustees.

±	All or a portion of the principal amount of this security was pledged as collateral for open mortgage dollar roll agreements.

±±	Security acquired under mortgage dollar roll agreement.

#	When-issued security.

##	All or a portion for the security has been segregated for when-issued securities.

Summary of Abbreviations:

FHLMC	Federal Home Loan Mortgage Corp.
FNMA	Federal National Mortgage Association
FRN	Floating Rate Note
GNMA	Government National Mortgage Association
SLMA	Student Loan Marketing Association
TBA	To Be Announced

See Notes to Financial Statements 15

STATEMENT OF ASSETS AND LIABILITIES

October 31, 2002 (unaudited)

Assets
Identified cost of securities	$793,822,608
Net unrealized gains on securities	16,384,710

Market value of securities	810,207,318
Receivable for securities sold	156,585,209
Principal paydown receivable	940
Receivable for Fund shares sold	3,061,782
Interest receivable	4,703,863
Prepaid expenses and other assets	136,707

Total assets	974,695,819

Liabilities
Distribution payable	1,889,128
Payable for securities purchased	165,721,823
Payable for open mortgage dollar rolls	162,033,302
Payable for Fund shares redeemed	590,560
Deferred mortgage dollar roll income	493,364
Advisory fee payable	7,381
Distribution Plan expenses payable	3,369
Due to other related parties	1,757
Accrued expenses and other liabilities	109,431

Total liabilities	330,850,115

Net assets	$643,845,704

Net assets represented by
Paid-in capital	$651,362,578
Undistributed net investment income	3,369,850
Accumulated net realized losses on securities	(27,271,434)
Net unrealized gains on securities	16,384,710

Total net assets	$643,845,704

Net assets consists of
Class A	$149,798,541
Class B	60,746,657
Class C	24,851,911
Class I	408,448,595

Total net assets	$643,845,704

Shares outstanding
Class A	14,838,690
Class B	6,017,445
Class C	2,461,786
Class I	40,459,881

Net asset value per share
Class A	$10.10
Class A—Offering price (based on sales charge of 4.75%)	$10.60
Class B	$10.10
Class C	$10.10
Class I	$10.10

See Notes to Financial Statements 16

STATEMENT OF OPERATIONS

Six Months Ended October 31, 2002 (unaudited)

Investment income
Interest	$13,009,905
Mortgage dollar roll	2,934,407

Total investment income	15,944,312

Expenses
Advisory fee	1,237,548
Distribution Plan expenses
Class A	182,869
Class B	271,183
Class C	100,284
Administrative services fees	294,654
Transfer agent fee	347,506
Trustees' fees and expenses	7,081
Printing and postage expenses	30,245
Custodian fee	77,557
Registration and filing fees	1,104
Professional fees	8,298
Other	1,316

Total expenses	2,559,645
Less: Expense reductions	(1,660)

Net expenses	2,557,985

Net investment income	13,386,327

Net realized and unrealized gains on securities
Net realized gains on securities	6,464,063
Net change in unrealized gains or losses on securities	10,822,685

Net realized and unrealized gains on securities	17,286,748

Net increase in net assets resulting from operations	$30,673,075

See Notes to Financial Statements 17

STATEMENTS OF CHANGES IN NET ASSETS

	Six Months Ended October 31, 2002 (unaudited)		Year Ended April 30, 2002

Operations
Net investment income		$13,386,327		$24,461,665
Net realized gains on securities		6,464,063		5,362,487
Net change in unrealized gains or
losses on securities		10,822,685		1,633,950

Net increase in net assets resulting from
operations		30,673,075		31,458,102

Distributions to shareholders from
Net investment income
Class A		(2,702,911)		(6,161,185)
Class B		(795,010)		(2,374,307)
Class C		(291,339)		(566,951)
Class I *		(7,260,142)		(15,163,917)

Total distributions to shareholders		(11,049,402)		(24,266,360)

	Shares		Shares
Capital share transactions
Proceeds from shares sold
Class A	11,753,647	116,710,791	14,352,794	139,812,589
Class B	2,056,368	20,489,063	2,035,673	19,905,493
Class C	1,686,047	16,802,233	1,346,924	13,107,322
Class I *	14,643,082	146,013,406	18,268,591	178,290,080

		300,015,493		351,115,484

Net asset value of shares issued in
reinvestment of distributions
Class A	153,328	1,525,480	426,196	4,164,549
Class B	44,972	447,734	156,089	1,524,936
Class C	16,659	166,005	44,309	433,663
Class I *	552,833	5,503,593	1,382,439	13,504,144

		7,642,812		19,627,292

Automatic conversion of Class B
shares to Class A shares
Class A	272,134	2,732,351	2,661,180	25,838,430
Class B	(272,134)	(2,732,351)	(2,659,847)	(25,838,430)

		0		0

Payment for shares redeemed
Class A	(11,882,313)	(117,866,798)	(14,162,342)	(137,981,140)
Class B	(632,190)	(6,281,047)	(1,542,159)	(15,022,341)
Class C	(698,006)	(6,982,910)	(1,100,275)	(10,704,033)
Class I *	(8,339,214)	(83,124,596)	(13,525,063)	(131,820,881)

		(214,255,351)		(295,528,395)

Net increase in net assets resulting
from capital share transactions		93,402,954		75,214,381

Total increase in net assets		113,026,627		82,406,123
Net assets
Beginning of period		530,819,077		448,412,954

End of period		$643,845,704		$530,819,077

Undistributed (overdistributed) net
investment income		$3,369,850		$(339,367)

*	Effective at the close of business on May 11, 2001, Class Y shares were renamed as Institutional shares (Class I).

See Notes to Financial Statements 18

STATEMENT OF CASH FLOWS

Six Months Ended October 31, 2002 (unaudited)

Cash Flows from Operating Activities
Net increase in net assets from operations	$30,673,075
Adjustments to reconcile net increase in net assets from operations to net cash provided by operating activities:
Purchase of investment securities	(701,151,237)
Proceeds from disposition of investment securities	520,687,835
Purchase of short-term investment securities, net	16,302,580
Decrease in interest receivable	100,532
Increase in receivable for securities sold	(90,795,361)
Increase in receivable for Fund shares sold	(2,005,459)
Increase in other assets	(45,133)
Increase in payable for securities purchased	80,935,926
Decrease in payable for Fund shares redeemed	(4,302,579)
Decrease in accrued expenses	(14,364)
Unrealized gain on investments	(10,929,523)
Net realized gain on investments	(4,984,933)

Net cash used in operating activities	(165,528,641)

Cash Flows from Financing Activities
Increase in mortgage dollar roll transactions	73,944,967
Increase in additional paid-in capital	93,402,954
Cash distributions paid	(1,819,280)

Net cash provided by financing activities	165,528,641

Net increase in cash	$0

Cash
Beginning of year	$0

End of year	$0

See Notes to Financial Statements 19

NOTES TO FINANCIAL STATEMENTS (unaudited)

1. ORGANIZATION

Evergreen U.S. Government Fund (the “Fund”) is a diversified series of Evergreen Fixed Income Trust (the “Trust”), a Delaware business trust organized on September 18, 1997. The Trust is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”).

The Fund offers Class A, Class B, Class C, and Institutional (“Class I”) shares. Class A shares are sold with a front-end sales charge. Class B and Class C shares are sold without a front-end sales charge, but pay a higher ongoing distribution fee than Class A and are sold subject to a contingent deferred sales charge that is payable upon redemption and decreases depending on how long the shares have been held. Class I shares are sold without a front-end sales charge or contingent deferred sales charge.

2. SIGNIFICANT ACCOUNTING POLICIES

The following is a summary of significant accounting policies consistently followed by the Fund in the preparation of its financial statements. The policies are in conformity with generally accepted accounting principles, which require management to make estimates and assumptions that affect amounts reported herein. Actual results could differ from these estimates.

a. Valuation of investments

Portfolio debt securities acquired with more than 60 days to maturity are valued at prices obtained from an independent pricing service which takes into consideration such factors as similar security prices, yields, maturities, liquidity and ratings. Securities for which valuations are not available from an independent pricing service may be valued by brokers which use prices provided by market makers or estimates of market value obtained from yield data relating to investments or securities with similar characteristics.

Short-term securities with remaining maturities of 60 days or less at the time of purchase are valued at amortized cost, which approximates market value.

Investments in other mutual funds are valued at net asset value. Securities for which market quotations are not available are valued at fair value as determined in good faith, according to procedures approved by the Board of Trustees.

b. When-issued and delayed delivery transactions

The Fund records when-issued securities no later than one business day after the trade date and maintains security positions such that sufficient liquid assets will be available to make payment for the securities purchased. Securities purchased on a when-issued or delayed delivery basis are marked-to-market daily and begin earning interest on the settlement date. Losses may occur on these transactions due to changes in market conditions or the failure of counterparties to perform under the contract.

c. Dollar roll transactions

The Fund may enter into dollar roll transactions with respect to mortgage-backed securities. In a dollar roll transaction, the Fund sells mortgage-backed securities to financial institutions and simultaneously agrees to accept substantially similar (same type, coupon and maturity) securities at a later date at an agreed upon price. Dollar roll transactions are treated as short-term financing arrangements, which will not exceed 12 months. The Fund will use the proceeds generated from the transactions to invest in short-term investments, which may enhance the Fund’s current yield and total return.

NOTES TO FINANCIAL STATEMENTS (unaudited) continued

d. Security transactions and investment income

Security transactions are recorded no later than one business day after the trade date. Realized gains and losses are computed using the specific cost of the security sold. Interest income is recorded on the accrual basis and includes accretion of discounts and amortization of premiums.

e. Federal taxes

The Fund intends to continue to qualify as a regulated investment company and distribute all of its taxable income, including any net capital gains (which have already been offset by available capital loss carryovers). Accordingly, no provision for federal taxes is required.

f. Distributions

Distributions to shareholders from net investment income are accrued daily and paid monthly. Distributions from net realized gains are recorded on the ex-dividend date. Such distributions are determined in conformity with income tax regulations, which may differ from generally accepted accounting principles.

g. Class allocations

Income, common expenses and realized and unrealized gains and losses are allocated to the classes based on the relative net assets of each class. Distribution fees, if any, are calculated daily at the class level based on the appropriate net assets of each class and the specific expense rates applicable to each class.

3. ADVISORY FEES AND OTHER TRANSACTIONS WITH AFFILIATES

Evergreen Investment Management Company, LLC (“EIMC”), an indirect, wholly-owned subsidiary of Wachovia Corporation (“Wachovia”) (formerly First Union Corporation), is the investment advisor to the Fund and is paid an annual fee of 0.42% of the Fund’s average daily net assets.

Evergreen Investment Services, Inc. (“EIS”), an indirect, wholly-owned subsidiary of Wachovia, is the administrator to the Fund. As administrator, EIS provides the Fund with facilities, equipment and personnel and is paid an annual administrative fee of 0.10% of the Fund’s average daily net assets.

Evergreen Service Company, LLC (“ESC”), an indirect, wholly-owned subsidiary of Wachovia, is the transfer and dividend disbursing agent for the Fund. ESC receives account fees that vary based on the type of account held by the shareholders in the Fund.

NOTES TO FINANCIAL STATEMENTS (unaudited) continued

4. DISTRIBUTION PLANS

Evergreen Distributor, Inc. (“EDI”), a wholly-owned subsidiary of BISYS Fund Services, Inc., serves as principal underwriter to the Fund.

The Fund has adopted Distribution Plans, as allowed by Rule 12b-1 of the 1940 Act, for each class of shares, except Class I. Under the Distribution Plans, distribution fees are paid at an annual rate of 0.25% of the average daily net assets for Class A shares and 1.00% of the average daily net assets for Class B and Class C shares.

5. SECURITIES TRANSACTIONS

Cost of purchases and proceeds from sales of investment securities (excluding short-term securities and mortgage dollar roll transactions) were as follows for the six months ended October 31, 2002:

Cost of Purchases		Proceeds from Sales

U.S. Government	Non-U.S. Government	U.S. Government	Non-U.S. Government

$573,776,334	$104,991,493	$320,707,567	$147,045,255

During the six months ended October 31, 2002, the Fund entered into dollar roll transactions. At October 31, 2002, the Fund had the following dollar roll agreements outstanding:

Dollar Roll Amount	Counterparty	Settlement Date

$25,706,771	USB Warburg LLC	11/14/2002
17,174,486	Morgan Stanley	11/14/2002
15,407,070	Salomon Smith Barney	11/14/2002
12,194,164	Liberty Securities	11/14/2002
9,416,141	Custodial Trust & Co.	11/14/2002
32,871,657	Merrill Lynch	11/19/2002
10,406,771	Credit Suisse First Boston	11/19/2002
17,740,887	UBS Warburg LLC	11/20/2002
11,343,049	Banc of America Securities	11/20/2002

On October 31, 2002, the aggregate cost of securities for federal income tax purposes was $793,822,608. The gross unrealized appreciation and depreciation on securities based on tax cost was $17,477,938 and $1,093,228, respectively, with a net unrealized appreciation of $16,384,710.

As of April 30, 2002, the Fund had $31,129,452 in capital loss carryovers for federal income tax purposes expiring as follows:

Expiration

2003	2004	2005	2006	2007	2008	2009

$6,221,508	$9,943,359	$3,858,468	$3,370,412	$2,444,405	$4,853,705	$437,595

22

NOTES TO FINANCIAL STATEMENTS (unaudited) continued

6. INTERFUND LENDING

Pursuant to an exemptive order issued by the SEC, the Fund, along with other certain funds in the Evergreen fund family may participate in an interfund lending program. This program allows the funds to borrow from, or lend money to, other participating funds.

During the six months ended October 31, 2002, the Fund did not participate in the interfund lending program.

7. EXPENSE REDUCTIONS

Through expense offset arrangements with ESC and the Fund’s custodian, a portion of fund expenses has been reduced. The Fund received expense reductions from expense offset arrangements of $1,660, which represents 0.00% of its average daily net assets on an annualized basis.

8. DEFERRED TRUSTEES’ FEES

Each independent Trustee of the Fund may defer any or all compensation related to performance of their duties as Trustees. The Trustees’ deferred balances are allocated to deferral accounts, which are included in the accrued expenses for the Fund. The investment performance of the deferral accounts are based on the investment performance of certain Evergreen funds. Any gains earned or losses incurred in the deferral accounts are reported in the Fund’s Trustees’ fees and expenses. At the election of the Trustees, the deferral account will be paid either in one lump sum or in quarterly installments for up to ten years.

11. FINANCING AGREEMENT

The Fund and certain other Evergreen funds share in a $150 million unsecured revolving credit commitment for temporary and emergency purposes, including the funding of redemptions, as permitted by each Fund’s borrowing restrictions. Borrowings under this facility bear interest at 0.50% per annum above the Federal Funds rate. All of the participating funds are charged an annual commitment fee of 0.09% of the unused balance, which is allocated pro rata.

During the six months ended October 31, 2002, the Fund had no borrowings under this agreement.

TRUSTEES AND OFFICERS

TRUSTEES(1)

Charles A. Austin III Trustee DOB: 10/23/1934 Term of office since: 1991 Other directorships: None	Principal occupations: Investment Counselor, Anchor Capital Advisors, Inc. (investment advice); Director, The Andover Companies (insurance); Trustee, Arthritis Foundation of New England; The Francis Ouimet Society; Former Investment Counselor, Appleton Partners, Inc. (investment advice); Former Director, Executive Vice President and Treasurer, State Street Research & Management Company (investment advice); Former Director, Health Development Corp. (fitness-wellness centers); Former Director, Mentor Income Fund, Inc.; Former Trustee, Mentor Funds and Cash Resource Trust.

K. Dun Gifford Trustee DOB: 10/23/1938 Term of office since: 1974 Other directorships: None	Principal occupations: Chairman and President, Oldways Preservation and Exchange Trust (education); Trustee, Treasurer and Chairman of the Finance Committee, Cambridge College; Former Managing Partner, Roscommon Capital Corp.; Former Chairman of the Board, Director, and Executive Vice President, The London Harness Company (leather goods purveyor); Former Chairman, Gifford, Drescher & Associates (environmental consulting); Former Director, Mentor Income Fund, Inc.; Former Trustee, Mentor Funds and Cash Resource Trust.

Leroy Keith, Jr. Trustee DOB: 2/14/1939 Term of office since: 1983 Other directorships: Trustee, Phoenix Series Fund, Phoenix Multi-Portfolio Fund, and The Phoenix Big Edge Series Fund	Principal occupations: Partner, Stonington Partners, Inc. (private investment firm); Trustee of Phoenix Series Fund, Phoenix Multi-Portfolio Fund, and The Phoenix Big Edge Series Fund; Former Chairman of the Board and Chief Executive Officer, Carson Products Company (manufacturing); Former Director of Phoenix Total Return Fund and Equifax, Inc. (worldwide information management); Former President, Morehouse College; Former Director, Mentor Income Fund, Inc.; Former Trustee, Mentor Funds and Cash Resource Trust.

Gerald M. McDonnell Trustee DOB: 7/14/1939 Term of office since: 1988 Other directorships: None	Principal occupations: Sales Manager, SMI-STEEL-South Carolina (steel producer); Former Sales and Marketing Management, Nucor Steel Company; Former Director, Mentor Income Fund, Inc.; Former Trustee, Mentor Funds and Cash Resource Trust.

Thomas L. McVerry Trustee DOB: 8/2/1938 Term of office since: 1993 Other directorships: None	Principal occupations: Director of Carolina Cooperative Credit Union; Former Director, Mentor Income Fund, Inc.; Former Trustee, Mentor Funds and Cash Resource Trust.

William Walt Pettit Trustee DOB: 8/26/1955 Term of office since: 1984 Other directorships: None	Principal occupations: Partner and Vice President in the law firm of Kellam & Pettit, P.A.; Former Director, Mentor Income Fund, Inc.; Former Trustee, Mentor Funds and Cash Resource Trust.

David M. Richardson Trustee DOB: 9/19/1941 Term of office since: 1982 Other directorships: None	Principal occupations: President, Richardson, Runden & Company (new business development/consulting company); Managing Director, Kennedy Information, Inc. (executive recruitment information and research company); Trustee, 411 Technologies, LLP (communications); Director, J&M Cumming Paper Co. (paper merchandising); Columnist, Commerce and Industry Association of New Jersey; Former Vice Chairman, DHR International, Inc. (executive recruitment); Former Senior Vice President, Boyden International Inc. (executive recruitment); Former Director, Mentor Income Fund, Inc.; Former Trustee, Mentor Funds and Cash Resource Trust.

Russell A. Salton III, MD Trustee DOB: 6/2/1947 Term of office since: 1984 Other directorships: None	Principal occupations: Medical Director, Healthcare Resource Associates, Inc.; Former Medical Director, U.S. Health Care/Aetna Health Services; Former Consultant, Managed Health Care; Former President, Primary Physician Care; Former Director, Mentor Income Fund, Inc.; Former Trustee, Mentor Funds and Cash Resource Trust.

Michael S. Scofield Trustee DOB: 2/20/1943 Term of office since: 1984 Other directorships: None	Principal occupations: Attorney, Law Offices of Michael S. Scofield; Former Director, Mentor Income Fund, Inc.; Former Trustee, Mentor Funds and Cash Resource Trust.

24

TRUSTEES AND OFFICERS continued

Richard J. Shima Trustee DOB: 8/11/1939 Term of office since: 1993 Other directorships: None	Principal occupations: Independent Consultant; Director, Trust Company of CT; Trustee, Saint Joseph College (CT); Director of Hartford Hospital, Old State House Association; Trustee, Greater Hartford YMCA; Former Chairman, Environmental Warranty, Inc. (insurance agency); Former Executive Consultant, Drake Beam Morin, Inc. (executive outplacement); Former Director of Enhance Financial Services, Inc.; Former Director of CTG Resources, Inc. (natural gas); Former Director Middlesex Mutual Assurance Company; Former Chairman, Board of Trustees, Hartford Graduate Center; Former Director, Mentor Income Fund, Inc.; Former Trustee, Mentor Funds and Cash Resource Trust.

Richard K. Wagoner, CFA(2) Trustee DOB: 12/12/1937 Term of office since: 1999 Other directorships: None	Principal occupations: Current Member and Former President, North Carolina Securities Traders Association; Member, Financial Analysts Society; Former Chief Investment Officer, Executive Vice President and Head of Capital Management Group, First Union National Bank; Former Consultant to the Boards of Trustees of the Evergreen Funds; Former Member, New York Stock Exchange; Former Trustee, Mentor Funds and Cash Resource Trust.

OFFICERS

William M. Ennis(3) President DOB: 6/26/1960 Term of office since: 1999	President and Chief Executive Officer, Evergreen Investment Company, Inc. and Chief Operating Officer, Capital Management Group, Wachovia Bank, N.A.

Carol Kosel(4) Treasurer DOB: 12/25/1963 Term of office since: 1999	Senior Vice President, Evergreen Investment Services, Inc. and Treasurer, Vestaur Securities, Inc.; former Senior Manager, KPMG LLP.

Michael H. Koonce(4) Secretary DOB: 4/20/1960 Term of office since: 2000	Senior Vice President and General Counsel, Evergreen Investment Services, Inc.; Senior Vice President and Assistant General Counsel, Wachovia Corporation; former Senior Vice President and General Counsel, Colonial Management Associates, Inc.; former Vice President and Counsel, Colonial Management Associates, Inc.

Nimish S. Bhatt(5) Vice President and Assistant Treasurer DOB: 6/6/1963 Term of office since: 1998	Vice President, Tax, BISYS Fund Services; former Assistant Vice President, EAMC/First Union National Bank; former Senior Tax Consulting/Acting Manager, Investment Companies Group, PricewaterhouseCoopers LLP, New York.

Bryan Haft(5) Vice President DOB: 1/23/1965 Term of office since: 1998	Team Leader, Fund Administration, BISYS Fund Services.

(1)	Each Trustee serves until a successor is duly elected or qualified or until his death, resignation, retirement or removal from office. The address of each Trustee is 200 Berkeley Street, Boston, MA 02116. Each Trustee oversees 105 Evergreen funds.

(2)	Mr. Wagoner is an “interested person” of the fund because of his ownership of shares in Wachovia Corporation (formerly First Union Corporation), the parent to the fund’s investment advisor.

(3)	The address of the Officer is 401 S. Tryon Street, 20th Floor, Charlotte, NC 28288.

(4)	The address of the Officer is 200 Berkeley Street, Boston, MA 02116.

(5)	The address of the Officer is 3435 Stelzer Road, Columbus, OH 43219.

Additional information about the fund’s Board of Trustees and Officers can be found in the Statement of Additional Information (SAI) and is available upon request without charge by calling 800.343.2898.

Investments that stand the test of time

Year in and year out, Evergreen Investments seeks to provide each client with sound, time-tested investment strategies designed for sustainable long-term success. With $216 billion* in assets under management, we manage diverse investments from institutional portfolios to mutual funds, variable annuities to retirement plans, alternative investments to private accounts. Our commitment to every one of our clients is reflected in the rigor and discipline with which we manage investments.

We offer a complete family of mutual funds designed to help investors meet a wide range of financial goals. From money market funds that meet short-term needs to international funds that involve greater risk but seek potentially higher returns, Evergreen provides a broad array of flexible investment options. Across all investment styles, we are committed to providing investors with investment excellence day after day, quarter after quarter and year after year.

* As of October 31, 2002

Visit us online at EvergreenInvestments.com

FOR MORE INFORMATION
Evergreen Express Line 800.346.3858
Evergreen Investor Services 800.343.2898

The Dalbar Mutual Fund Service Award symbolizes the achievement of the highest tier of service to shareholders within the mutual fund industry. It is awarded only to firms that exceed industry norms in key service areas. Evergreen Investments was measured against 62 mutual fund service providers.

564359 12/2002 Evergreen Investments 200 Berkeley Street Boston, MA 02116-5034